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                                                                      EXHIBIT 99



                     AMGEN DECLARES DIVIDEND DISTRIBUTION
                      OF PREFERRED SHARE PURCHASE RIGHTS

         Board Adopts New Rights Plan to Replace Existing Rights Plan

FOR IMMEDIATE RELEASE

     THOUSAND OAKS, Calif., February 19, 1997 -- The Amgen (NASDAQ: AMGN) Board of Directors has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Amgen common stock. Each Right will entitle stockholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $225.00. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 10 percent or more of the Company's common stock or announces a tender offer for 10 percent or more of the common stock. The Amgen Board will be entitled to redeem the Rights at $.001 per Right at any time before a person has acquired 10 percent or more of the outstanding common stock.

     The Rights will replace Amgen's existing shareholder rights plan which will be redeemed effective March 21, 1997. In connection with the redemption, shareholders of record on that date will receive $.0008 per right.

     "The new Rights, like the Company's existing rights, are intended to enable all Amgen stockholders to realize the long-term value of their investment in the Company. They do not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover," said George A. Vandeman, senior
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vice president, general counsel and secretary of Amgen. "The new Rights Plan, while very similar to our existing plan, contains certain provisions that improve the structure of the plan, many of which have become more prevalent since our existing plan was adopted in 1989. The new Rights Plan will expire in 2007, whereas the existing plan was scheduled to expire in January 1999," Mr. Vandeman added.

     The Rights are not being distributed in response to any specific effort to acquire control of the Company. The new Rights, like the existing rights, are designed to assure that all Amgen stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of Amgen without paying all stockholders a control premium.

     The key provisions of the new Rights Plan are essentially the same in purpose and effect as the existing plan being redeemed. If a person becomes an Acquiring Person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of Amgen common shares having a market value at that time of twice the Right's exercise price. Rights held by the Acquiring Person will become void and will not be exercisable to purchase shares at the bargain purchase price. An Acquiring Person is defined as a person who acquires 10 percent or more of the outstanding common stock of Amgen; except that in certain limited circumstances approved by the Amgen Board described below, a person may acquire up to 20 percent of the outstanding common stock. If Amgen is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its

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holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

     The new Rights Plan provides that under certain limited circumstances approved by the outside directors of the Board, a stockholder who enters into an acceptable standstill agreement may acquire up to 20 percent of the outstanding shares without triggering the Rights, and provides that amendments to the Plan will require approval of the Company's outside directors. The Company agreed to include these provisions in the new Rights Plan in connection with the settlement of a lawsuit brought in 1995 which challenged previous amendments to the rights plan. The new Rights Plan will carry forward the substance of the challenged amendments.

     The dividend distribution to establish the new Rights Plan will be payable to stockholders of record on March 21, 1997. The Rights will expire in ten years. The Rights distribution is not taxable to stockholders, however distribution of the $.0008 cash per share redemption price generally should be treated as a taxable dividend.

     Amgen is a global biotechnology company that discovers, develops, manufactures and markets human therapeutics based on advances in cellular and molecular biology.


CONTACT: Amgen Thousand Oaks
David Kaye, 805/447-6692 (media)
Denise Powell, 805/447-4346 (investors)

EDITOR'S NOTE: An electronic version of this news release may be accessed via our web site at www.Amgen.com. Visit the Corporate Center and click on Amgen News. Journalists and media representatives may sign up to receive all news releases electronically at time of announcement by filling out a short form in the Amgen News section of the web site.

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